Exhibit 10.16

SERVICES AGREEMENT

This services agreement (this “Agreement”) is entered into as of December 4, 2012 (the “Effective Date”) by and between Airgain Inc. (the “Company”) with an address of 1930 Palomar Point Way, Suite 107 Carlsbad, CA, 92008, United States of America and Leo Johnson (the “Consultant”) with an address at

RECITALS

1. Consultant has expertise in the area which is of interest to the Company and Consultant is willing to provide consulting services to Company subject to the terms in “Exhibit A” hereto.

2. Company is willing to engage Consultant as an independent contractor, and not as an employee, on the terms and conditions set forth herein.

AGREEMENT

In consideration of the foregoing and of the mutual promises set forth herein, and intending to be legally bound, the parties hereto agree as follows:

1. Engagement.

(a) Company hereby engages Consultant to render, as an independent contractor, the consulting services described in “Exhibit A” hereto and such other services as may be agreed to in writing by Company and Consultant from time to time.

(b) Consultant hereby accepts the engagement to provide consulting services to Company on the terms and conditions set forth herein and in “Exhibit A”.

2. Term. This Agreement will commence on the date first written above, and unless modified by the mutual written agreement of the parties, shall continue until one year thereafter. Either Party may terminate this Agreement for any reason upon 30 days written notice.

3. Compensation.

(a) In consideration of the services to be performed by Consultant, Company agrees to pay Consultant in the manner and at the rates set forth in “Exhibit A”.

(b) The Company shall reimburse Consultant for long distance telephone, telecopy, courier, printing, photography and reproduction charges, “economy” class lodging, and travel expenses, and other reasonable business expenses, at actual cost, related to the performance of Consultant’s duties under this Agreement. Consultant shall procure Company’s prior written approval before incurring any expense in excess of US$1,000 (one thousand United States Dollars) in accordance with the following procedure: Consultant must submit a letter or email describing the expenses. The letter must be signed or a return email sent by a Vice President of the Company.

4. Representations and Warranties. Consultant represents and warrants that Consultant has not entered into any agreement (whether oral or written) in conflict with this Agreement.

5. Obligation to Hold Information Confidential. The details of this obligation to hold information confidential are governed by a separate Consultant Proprietary Information and Inventions Agreement (the “CPII Agreement”) executed by the parties on the Effective Date.

6. Governing Law; Forum. This Agreement is governed in all respects by the laws of the United States of America and the State of California as such laws are applied to agreements entered into and to be performed entirely within California between California residents. The parties consent to venue in, and the exclusive jurisdiction of, the state and federal courts located in San Diego County, California. The prevailing party in any proceeding or lawsuit regarding this Agreement shall be entitled to receive its costs, expert witness fees, and reasonable attorney’s fees, including costs and fees on appeal.

7. Entire Agreement. This Agreement and the CPII Agreement contain the entire understanding and agreement between the parties hereto with respect to its subject matter and supersedes any prior or contemporaneous written or oral agreements, representations or warranties between them respecting the subject matter hereof.

8. Amendment. This Agreement may be amended only by a writing signed by Consultant and by a representative of Company duly authorized.

9. Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

10. Rights Cumulative. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successors), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

11. Non waiver. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of Company, by an executive officer of Company or other person duly authorized by Company.

12. Agreement to Perform Necessary Acts. The parties hereto agree to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

13. Assignment. This Agreement may not be assigned by Consultant without Company prior written consent. This Agreement may be assigned by Company in connection with a merger or sale of all or substantially all of its assets, and in other instances with the Consultant’s consent which consent shall not be unreasonably withheld or delayed.

14. Compliance with Law. In connection with his services rendered hereunder, Consultant agrees to abide by all federal, state, and local laws, ordinances and regulations.

15. Independent Contractor. The relationship between Consultant and Company is that of independent contractor under a “work for hire” arrangement. All work products, inventions and any intellectual property related thereto developed by Consultant shall be deemed owned by and shall be assigned to Company. This Agreement is not authority for Consultant to act for Company as its agent or make commitments for Company. Consultant will not be eligible for any employee benefits, nor will Company make deductions from fees to the Consultant for taxes, insurance, bonds or the like. Consultant retains the discretion in performing the tasks assigned, within the scope of work specified.

Company: Airgain Inc.		Consultant:

By:	/s/ Charles A. Myers	By:	/s/ Leo Johnson
Name:	Charles A. Myers	Name:	Leo Johnson
Title:	CEO	Title:	Consultant

Exhibit A

Description of Services to be Rendered

Services pertaining to Airgain’s business as specifically agreed by email or other written communication between the parties. These may include:

Services

Leo Johnson will provide Services of which time will focus on the following objectives:

1. Investment/Financing Activities - Work with the Company to enhance and maintain investor presentation materials, investment scenarios, and provide leverage to legal counsel with coordination of due diligence and documentation of shareholder agreements.

2. Financial Model - Work with the Company to enhance and maintain a multi-year comprehensive financial model based on key business assumptions, goals and objectives, industry metrics, etc.

3. Corporate and Financial Due Diligence - review and assess current corporate documentation including charter, bylaws, board and shareholders actions & consents, etc., and financial information including financial statements.

4. Financial Reporting and Accounting - Enhance and maintain required infrastructure of systems, policies and processes for revenue recognition and reporting, and prepare and deliver appropriate reporting for investor relations and internal management purposes; oversight of the Company’s accounting and bookkeeping function.

5. Banking - Manage treasury activities and cash flow, including bank relationship and any business financing including growth capital, lease facilities, or vendor financing.

6. Operations - Assist the Company with direct ion of key service partners including CPA, insurance, real estate, payroll, benefits, etc., and provide leadership to daily operating issues including planning, organizational development, human resources, audit and tax compliance, negotiation with vendor and customer agreements, etc.

7. Equity - Maintain stock incentive plan, coordinate option grants, and maintain capitalization tables.

8. Other - Preparation for and attendance in company related meetings, etc.

Hours and Compensation

Working hours shall be limited to 40 hours per week unless explicit authorization is granted by the Company’s Chief Executive Officer. Compensation shall be as follows:

1. Consulting fee of $25,000.00 per month